EXHIBIT 5.1
Moss & Barnett
A Professional Association
4800 Wells Fargo Center
Minneapolis, MN 55402
March 27, 2006
Rural Cellular Corporation
3905 Dakota Street SW
P.O. Box 2000
Alexandria, MN 56308-2000
Ladies and Gentlemen:
     In connection with the registration under the Securities Act of 1933, as amended (the “Act”), of $175,000,000 aggregate principal amount of Rural Cellular Corporation’s (the “Company”) Series B Senior Subordinated Floating Rate Notes due 2012 (the “Exchange Notes”) to be issued in exchange for the Company’s outstanding unregistered Senior Subordinated Floating Rate Notes due 2012, pursuant to (a) the Indenture dated as of November 1, 2005 (the “Indenture”) by and between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), and (b) the Registration Rights Agreement dated as of November 7, 2005 (the “Registration Rights Agreement”) by and among the Company, Lehman Brothers Inc. and Morgan Stanley & Co. Incorporated, we have examined such corporate records, certificates, and other documents, and considered such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.
     Based on that examination, it is our opinion that:
(1)	The Indenture has been duly authorized by the Company and constitutes a valid and legally binding instrument enforceable against the Company in accordance with its terms.

(2)	The New Notes have been duly authorized by the Company and, upon the execution and delivery by the Company and authentication by the Trustee under the Indenture, will constitute valid and legally binding obligations of the Company entitled to the benefits of the Indenture.
     In rendering this opinion, we have relied as to certain matters on information obtained from public officials and other sources believed by us to be responsible, and we have assumed (i) the due authorization, execution, and delivery of the Indenture by the Trustee, (ii) that the Exchange Notes will conform to the specimens thereof examined by us, (iii) that the Trustee’s certificates of authentication of the Exchange Notes will be manually signed by one of the Trustee’s authorized officers, and (iv) that the signatures on all documents examined by us are genuine and each copy of a manually signed document provided to us conforms to the manually signed original, assumptions which we have not independently verified.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement.

Very truly yours,

/s/ Moss & Barnett, A Professional Association

MOSS & BARNETT, A PROFESSIONAL
ASSOCIATION